Exhibit 99.1

NEWS RELEASE

Weatherford International plc Announces Redemption of $50 million principal amount of its 11.0% senior notes due December 1, 2024

HOUSTON, July 11, 2022/PRNewswire/-- Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) today announced it intends to use cash on hand to redeem $50 million principal amount of its 11.0% senior notes due December 1, 2024 on August 10, 2022 (the "Unsecured Notes").

Girish Saligram, President and Chief Executive Officer, commented, “I am extremely proud of the progress we have made to strengthen our operating profile as we continue on our journey to realize sustainable profitability and free cash flow generation. This repayment demonstrates our commitment to continue improving our capital structure from our operating results.”

Forward Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s strategy and financing plans and goals. These forward-looking statements are also generally identified by the words “intends”, “believe,” “project,” “expect,” “anticipate,” “estimate,” “strategy,” “plan,” “may,” “should,” “could,” “will,” “would,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including: the price and price volatility of oil and natural gas; various effects from the Russia Ukraine conflict including, but not limited to, extended business interruptions, sanctions imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; demand for oil and gas and fluctuations in commodity prices; general global economic repercussions related to U.S. and global inflationary pressures; the macroeconomic outlook for the oil and gas industry; operational challenges relating the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

About Weatherford
Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 350 operating locations, including manufacturing, research and development, service, and training facilities.

Contact: Mohammed Topiwala
Weatherford Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Weatherford Global Communications
+1 713-836-4193
kelley.hughes@weatherford.com